This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or (3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

Base Pricing Assumptions
Investor Settlement	1/30/2007	Pricing Speed 100 PPC
1st Pay Date	2/25/2007	Grp 1&2: 100 PPC is 8% to 20% CPR over 12 Months
Deal Close	1/29/2007
Collateral Cut-Off	1/1/2007	Grp 3: 100 PPC is 4% to 16% CPR over 12 Months

Class Summary(1)
Class Designation	Class Principal Balance	Initial Pass-Through Rate	Principal Type	Interest Type	Loss Priority	Average Life(2)	Payment Window(2)	Start Accrual Period	Daycount	Payment Delay	Ratings S&P/ Moody s
1A1	$39,104,000	5.92	Sequential	Variable	Super Senior	1.51	1 - 46	25-Jan-07	30/360	0	AAA / Aaa
1A2	$39,104,000	0.00	Interest Only	Inverse Floating	Senior	1.51	NA	25-Jan-07	30/360	0	AAA / Aaa
1A3	$39,104,000	5.75	Sequential	Fixed	Super Senior	3.29	1 - 82	1-Jan-07	30/360	24	AAA / Aaa
1A4	$950,000	5.75	Sequential	Fixed	Senior	7.00	82 - 87	1-Jan-07	30/360	24	AAA / Aaa
1A5	$15,000,000	5.75	NAS	Fixed	Senior	10.03	61 - 355	1-Jan-07	30/360	24	AAA / Aaa
1A6	$4,789,000	5.75	NAS	Fixed	Senior Support	10.03	61 - 355	1-Jan-07	30/360	24	AAA / Aaa
2A1	$20,000,000	6.50	Pass-Through	Fixed	Senior	4.05	1 - 356	1-Jan-07	30/360	24	AAA / Aaa
2A2	$30,784,000	6.00	Sequential	Fixed	Senior	2.37	1 - 77	1-Jan-07	30/360	24	AAA / Aaa
2A3	$1,000,000	6.00	Sequential	Fixed	Senior	6.87	77 - 90	1-Jan-07	30/360	24	AAA / Aaa
2A4	$38,274,000	5.69	Pass-Through	Floating	Super Senior	4.05	1 - 356	25-Jan-07	30/360	0	AAA / Aaa
2A5	$39,730,000	1.31	Interest Only	Inverse Floating	Senior	4.05	1 - 356	25-Jan-07	30/360	0	AAA / Aaa
2A6	$7,946,000	6.00	NAS	Fixed	Senior	10.17	61 - 356	1-Jan-07	30/360	24	AAA / Aa1
2A14	$1,456,000	5.69	Pass-Through	Floating	Senior Support	4.05	1 - 356	25-Jan-07	30/360	0	AAA / Aaa
3A1	$69,532,000	6.00	Pass-Through	Fixed	Super Senior	3.96	1 - 172	1-Jan-07	30/360	24	AAA / Aaa
3A2	$2,643,000	6.00	Pass-Through	Fixed	Senior Support	3.96	1 - 172	1-Jan-07	30/360	24	AAA / Aa1
30PO	$1,417,352	0.00	Principal Only	N/A	Senior	4.14	1 - 354	1-Jan-07	30/360	24	AAA / Aaa
15PO	$403,746	0.00	Principal Only	N/A	Senior	4.01	1 - 172	1-Jan-07	30/360	24	AAA / Aaa
30AX	$4,448,662	6.50	Interest Only	Fixed	Senior	4.35	1 - 356	1-Jan-07	30/360	24	AAA / Aaa
15AX	$4,005,625	6.00	Interest Only	Fixed	Senior	4.10	1 - 172	1-Jan-07	30/360	24	AAA / Aaa
2A7	$39,730,000	6.00	Exchangeable / Pass-Through	Fixed	Senior	4.05	1 - 356	1-Jan-07	30/360	24	AAA / Aaa
2A8	$39,730,000	7.00	Exchangeable / Pass-Through	Fixed	Senior	4.05	1 - 356	1-Jan-07	30/360	24	AAA / Aaa
2A9	$79,460,000	6.50	Exchangeable / Pass-Through	Fixed	Senior	4.05	1 - 356	1-Jan-07	30/360	24	AAA / Aaa
2A10	$39,730,000	5.67	Exchangeable / Pass-Through	Floating	Senior	4.05	1 - 356	25-Jan-07	30/360	0	AAA / Aaa
2A11	$39,730,000	1.33	Exchangeable / Interest Only	Inverse Floating	Senior	4.05	1 - 355	25-Jan-07	30/360	0	AAA / Aaa
2A12	$39,730,000	5.72	Exchangeable / Pass-Through	Floating	Senior	4.05	1 - 356	25-Jan-07	30/360	0	AAA / Aaa
2A13	$39,730,000	1.28	Exchangeable / Interest Only	Inverse Floating	Senior	4.05	1 - 355	25-Jan-07	30/360	0	AAA / Aaa
2A15	$39,730,000	5.69	Exchangeable / Pass-Through	Floating	Senior	4.05	1 - 356	25-Jan-07	30/360	0	AAA / Aaa
B1	$4,531,000	6.09	Subordinate	WAC	Subordinate	9.32	1 - 356	1-Jan-07	30/360	24	AA / NR
B2	$2,265,000	6.09	Subordinate	WAC	Subordinate	9.32	1 - 356	1-Jan-07	30/360	24	A / NR
B3	$1,415,000	6.09	Subordinate	WAC	Subordinate	9.32	1 - 356	1-Jan-07	30/360	24	BBB / NR
B4	$991,000	6.09	Subordinate	WAC	Subordinate	9.32	1 - 356	1-Jan-07	30/360	24	BB / NR
B5	$991,000	6.09	Subordinate	WAC	Subordinate	9.32	1 - 356	1-Jan-07	30/360	24	B / NR
B6	$567,674	6.09	Subordinate	WAC	Subordinate	9.32	1 - 356	1-Jan-07	30/360	24	NR / NR

(1) Approximate, subject to +/- 10% Variance

(2) Base Pricing Assumptions

Description Of Securities

Master Servicer:	Wells Fargo Bank, N.A.
Final Scheduled Distribution Date	10/25/2036
External Credit Enhancement Provider:	N/A
Senior/Sub Distribution Amount	Standard 5 year Shifting Interest Structure Subs locked out for 5 years, followed annually by 30%, 40%, 60%, 80%, 100% of their pro rata share of prepayments
Senior Loss Distribution

Losses allocated to the Class 1A1 representing a $3,146,000 component of the 1A6 and to the 1A3 representing a $1,486,000 component of the 1A6 will first be allocated to the 1A6 until retired

Losses allocated to the Class 3A1 will first be allocated to the 3A2 until retired

Losses allocated to the Class 2A4 will first be allocated to the 2A14 until retired

Approximate Subordinate Percentage	3.80%
Optional Cleanup-Call %	10%
Variable Rate Formula	Variable Rate Coupon Formulas
	Class	Formula	Floor	Effective Cap
	1A1	1-month LIBOR + 0.60%	0.60%	9.50%(1)
	(1) The Class 1A1 will have the benefit of an interest rate cap agreement until the distribution in November 2010, after which it will be capped at 5.75%.
Floating Rate Formulas:	Floating Rate Coupon Formulas
	Class	Formula	Floor	Cap
	1A2	5.15% - 1-month LIBOR	0.00%	5.15%
	2A4	1-month LIBOR + 0.37%	0.37%	7.00%
	2A5	6.63% - 1-month LIBOR	0.00%	6.63%
	2A10	1-month LIBOR + 0.35%	0.35%	7.00%
	2A11	6.65% - 1-month LIBOR	0.00%	6.65%
	2A12	1-month LIBOR + 0.40%	0.40%	7.00%
	2A13	6.60% - 1-month LIBOR	0.00%	6.60%
	2A14	1-month LIBOR + 0.37%	0.37%	7.00%
	2A15	1-month LIBOR + 0.37%	0.37%	7.00%
Senior Principal Distribution Amount:

Groups 1 and 2 are Ratio Stripped from one pool to a 5.75% and 6.50% Pass-Through Rate, respectively

Pay the Group 1 Senior PDA Amount as follows:

1) Pay Class 1A5 and 1A6, pro rata, up to the Group 1 NAS Priority Amount (as defined below), until retired

2) Pay Class 1A1 up to $1000, until retired

3) Pay Class 1A3 up to $475,000, until retired

4) Pay Class 1A1 and 1A3, in that order, until retired

5) Pay Class 1A4, until retired

6) Pay Class 1A5 and 1A6, pro rata, until retired

Pay the Group 2 Senior PDA Amount as follows:

1) Pay 20.1085863664% to Class 2A1, until retired

2) Pay 39.9457068168% as follows:

a) Pay Class 2A6 up to the Group 2 NAS Priority Amount (as defined below), until retired

b) Pay Class 2A2 and 2A3 in that order, until retired

c) Pay Class 2A6 , until retired

3) Pay 39.9457068168% to Class 2A4 and 2A14, pro rata, unitl retired

Pay the Group 3 Senior PDA Amount as follows:

1) Pay Class 3A1 and 3A2, pro rata, until retired

NAS Priority Amount:

The Group 1 NAS Priority Amount will be:

The sum of (not to exceed the Group 1 Senior PDA):

x) The Group 1 NAS Percent of the Group 1 Scheduled Principal Amount and

y) The Group 1 NAS Percent times the NAS Prepay Shift Percent of the Group 1 Unscheduled Principal Amount

The Group 1 NAS Percent will be:

Zero for the first five years and, thereafter, equal to the sum of Class 1A5 and Class 1A6 Balances divided by the sum of the Class 1A1, 1A3, 1A4, 1A5, and 1A6 Balances

The Group 2 NAS Priority Amount will be:

The sum of (not to exceed 39.9457068168% of the Group 2 Senior PDA):

x) The Group 2 NAS Percent of the Group 2 Scheduled Principal Amount multiplied by 39.9457068168% and

y) The Group 2 NAS Percent multiplied by the NAS Prepay Shift Percent of the Group 2 Unscheduled Principal Amount multiplied by 39.9457068168%

The Group 2 NAS Percent will be:

Zero for the first five years and, thereafter, equal to the 2A6 Balance divided by the sum of the Class 2A2, 2A3 and 2A6 Balances

The NAS Prepay Shift Percent will be:

Zero for the first 5 years and will be 30%, 40%, 60%, 80% and 100% for each year thereafter

Notional Bonds	Class 30AX Notional Balance at 6.50% coupon Class 15AX Notional Balance at 6.00% coupon Class 1A2 is Notional with Class 1A1 Class 2A5 is Notional with Class 2A4 and 2A14
Exchange Classes

Class 2A2, 2A3 and 2A6 are exchanged for the Class 2A7

Class 2A4, 2A14 and 2A5 are exchanged for the Class 2A8

Class 2A2, 2A3, 2A4, 2A14, 2A5 and 2A6 are exchanged for the Class 2A9

Class 2A4, 2A14 and 2A5 are exchanged for the Class 2A10 and 2A11, respectively

Class 2A4, 2A14 and 2A5 are exchanged for the Class 2A12 and 2A13, respectively

Class 2A4 and 2A14 are exchanged for the Class 2A15

Schedule A (1A1)

Interest Rate Cap Corridor

Day count 30/360, 0 Day Delay

100 PPC to Call

Period	Payment Date	Balance ($)	Low Strike	Ceiling
1	25-Feb-07	$39,104,000.00	5.15%	8.90%
2	25-Mar-07	$37,688,706.16	5.15%	8.90%
3	25-Apr-07	$36,251,035.93	5.15%	8.90%
4	25-May-07	$34,835,266.65	5.15%	8.90%
5	25-Jun-07	$33,446,831.74	5.15%	8.90%
6	25-Jul-07	$32,085,373.37	5.15%	8.90%
7	25-Aug-07	$30,752,643.36	5.15%	8.90%
8	25-Sep-07	$29,454,324.94	5.15%	8.90%
9	25-Oct-07	$28,189,967.37	5.15%	8.90%
10	25-Nov-07	$26,958,929.23	5.15%	8.90%
11	25-Dec-07	$25,760,581.17	5.15%	8.90%
12	25-Jan-08	$24,594,305.61	5.15%	8.90%
13	25-Feb-08	$23,459,496.60	5.15%	8.90%
14	25-Mar-08	$22,355,559.54	5.15%	8.90%
15	25-Apr-08	$21,281,911.01	5.15%	8.90%
16	25-May-08	$20,237,978.55	5.15%	8.90%
17	25-Jun-08	$19,223,200.42	5.15%	8.90%
18	25-Jul-08	$18,237,025.46	5.15%	8.90%
19	25-Aug-08	$17,278,912.84	5.15%	8.90%
20	25-Sep-08	$16,348,331.93	5.15%	8.90%
21	25-Oct-08	$15,444,762.01	5.15%	8.90%
22	25-Nov-08	$14,567,692.20	5.15%	8.90%
23	25-Dec-08	$13,716,621.17	5.15%	8.90%
24	25-Jan-09	$12,891,057.06	5.15%	8.90%
25	25-Feb-09	$12,090,517.22	5.15%	8.90%
26	25-Mar-09	$11,314,528.08	5.15%	8.90%
27	25-Apr-09	$10,562,624.99	5.15%	8.90%
28	25-May-09	$9,834,352.01	5.15%	8.90%
29	25-Jun-09	$9,129,261.80	5.15%	8.90%
30	25-Jul-09	$8,446,915.41	5.15%	8.90%
31	25-Aug-09	$7,786,882.16	5.15%	8.90%
32	25-Sep-09	$7,148,739.46	5.15%	8.90%
33	25-Oct-09	$6,532,072.68	5.15%	8.90%
34	25-Nov-09	$5,936,475.00	5.15%	8.90%
35	25-Dec-09	$5,361,547.22	5.15%	8.90%
36	25-Jan-10	$4,806,897.70	5.15%	8.90%
37	25-Feb-10	$4,272,142.14	5.15%	8.90%
38	25-Mar-10	$3,756,903.47	5.15%	8.90%
39	25-Apr-10	$3,260,811.74	5.15%	8.90%
40	25-May-10	$2,783,503.96	5.15%	8.90%
41	25-Jun-10	$2,324,623.97	5.15%	8.90%
42	25-Jul-10	$1,883,822.31	5.15%	8.90%
43	25-Aug-10	$1,460,756.11	5.15%	8.90%
44	25-Sep-10	$1,055,088.98	5.15%	8.90%
45	25-Oct-10	$666,490.83	5.15%	8.90%
46	25-Nov-10	$294,637.82	5.15%	8.90%